Exhibit 99

US AIRWAYS GROUP, INC. EXPLORING LIQUIDITY OPTIONS
IN CONJUNCTION WITH STOCK DISTRIBUTION
TO EMPLOYEES AND UNSECURED CREDITORS

       ARLINGTON, Va., July 15, 2003 -- US Airways Group, Inc. announced today that it is exploring options, in addition to listing on a national stock exchange, to create liquidity opportunities for the new stock to be issued to its employees and unsecured creditors as part of the company's plan of reorganization.

       Under the plan of reorganization, the company has committed to use reasonable efforts to list the Class A Common Stock to be issued in consummation of the Plan. On July 1, 2003, the company announced that it reached an agreement with its unions to vest 25 percent of the stock to be distributed to employees on July 31, 2003, and agreed to accelerate vesting of the second 25 percent of such stock, which will also vest on July 31, 2003. "Our employees and our unsecured creditors have played a major role in our successful restructuring," said David N. Siegel, US Airways president and chief executive officer. "The board has determined that if the company can provide liquidity to shareholders in a way that works for both the shareholders and the company, then the company should pursue that course of action in a timely manner."

       The company said that in view of current market conditions and the fact that certain of the shares are scheduled for issuance under the order confirming the plan of reorganization in the near term, the board of directors has authorized management to explore, in addition to listing the shares, other possible alternatives that would provide liquidity for shareholders.

NUMBER: 4571